Exhibit 3.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHESAPEAKE ENERGY CORPORATION

The undersigned, James R. Webb, hereby certifies that:
A.    The name of the corporation is Chesapeake Energy Corporation (the “Corporation”).
B.    He is the duly elected and acting Executive Vice President ‑ General Counsel and Corporate Secretary of the Corporation.
C.    The Corporation was incorporated on November 19, 1996, under the name “Chesapeake Oklahoma Corporation” upon the filing with the Secretary of State of Oklahoma of its original Certificate of Incorporation (the “Original Certificate of Incorporation”).
D.    The Original Certificate of Incorporation was amended and restated by the Restated Certificate of Incorporation filed with the Secretary of State of Oklahoma on February 26, 2019, with an amendment thereto filed on April 13, 2020 (as amended, the “Restated Certificate”).
E.    This Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with the provisions of Sections 1077 and 1118(A) of the Oklahoma General Corporation Act (the “Act”) in accordance with that certain Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and its debtor affiliates approved by order of the United States Bankruptcy Court for the Southern District of Texas in In re: Chesapeake Energy Corporation, et al., Case No. 20-33233, under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. §§ 101-1330), as amended.
F.    The text of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME

The name of the Corporation is Chesapeake Energy Corporation.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Oklahoma is 1833 South Morgan Road, Oklahoma City, Oklahoma 73128. The Corporation’s registered agent at such address is The Corporation Company.

ARTICLE III
PURPOSES

The nature of the business and the purpose of the Corporation shall be to engage in any lawful act or activity and to pursue any lawful purpose for which a corporation may be formed under the Act. The Corporation is authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the Act may have as in force from time to time, including, without limitation, all powers, rights and privileges necessary or convenient to carry out the purposes of the Corporation.

ARTICLE IV
CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is 495,000,000 shares consisting of 45,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and 450,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”). The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

1.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided by resolution or resolutions from time to time for the issuance of shares of Preferred Stock in one or more series, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The Board of Directors hereby is authorized, without any action or vote by the Corporation’s shareholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding) to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix and determine the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions, if any, thereof, by filing one or more certificates pursuant to the Act (hereinafter, referred to as a “Certificate of Designation”), and to increase or decrease the number of shares of any such series to the extent permitted by the Act and the Certificate of Designation (but not below the number of shares then outstanding).
The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(a)    The number of shares constituting a series, the distinctive designation of a series, which may be made by distinguishing the number, letter or title of such series, and the price or other consideration for which shares of the series shall be issued and, if deemed desirable, the stated value or other valuation of the series, if different from the par value;
(b)    Whether the shares of a series are entitled to any fixed or determinable dividends, the dividend rate (if any) on the shares and when such dividends shall be payable, whether the dividends shall be paid in cash, stock or otherwise, whether the dividends are cumulative (and, if so, from which date or dates for each such series) and the relative rights of priority, the preference or relation of dividends on shares of that series;

(c)    Whether a series has voting rights in addition to the voting rights provided by law and the terms and conditions of such voting rights, whether with respect to the election of directors or otherwise;
(d)    Whether a series will have or receive conversion or exchange privileges and the terms and conditions of such conversion or exchange privileges, including whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series of capital stock, or any other security, of the Corporation or any other corporation and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
(e)    Whether or not the shares of a series are redeemable and the terms and conditions of such redemption, including, without limitation, the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates on or after which the shares in the series will be redeemable and the amount payable in case of redemption;
(f)    Whether a series will have a sinking fund for the redemption or purchase of the shares in the series and the terms and the amount of such sinking fund;
(g)    The right of a series to the benefit of conditions and restrictions on the creation of indebtedness of the Corporation or any subsidiary; on the issuance of any additional capital stock (including additional shares of such series or any other series), on the payment of dividends or the making of other distributions on any outstanding stock of the Corporation and the purchase, redemption or other acquisition by the Corporation, or any subsidiary, of any outstanding stock of the Corporation;
(h)    The rights of a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority of payment of a series; and
(i)    Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series.
Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the shares of Common Stock with respect to the same dividend period.
If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.
2.    Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock held by such holder in his or her name on the books of the Corporation upon all matters presented to the shareholders. Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall not have any preferential, preemptive or other right to subscribe for or to purchase from the Corporation any stock of the Corporation of any class whether or not now authorized, or to purchase any bonds, evidence of indebtedness, debentures, notes, obligations or other securities which the Corporation may at any time issue, whether or not the same shall be convertible into stock of the Corporation of any class or shall entitle the owner or holder to purchase stock of the Corporation of any class.
Subject to the preferential and other dividend rights applicable to the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor, and any dividend or distribution on Common Stock shall be payable on shares of Common Stock ratably.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts, if any, to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this paragraph, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.
3.    Non-Voting Equity. The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

4.    Hart-Scott-Rodino Act. Notwithstanding any provision herein to the contrary, in connection with any acquisition of the Common Stock (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), would, but for this paragraph, be applicable, any person or entity (as defined under the HSR Act) acquiring the Common Stock (and/or other voting securities of the Corporation) shall have no right to vote such Common Stock or voting securities with respect to the election of directors until such person or entity has complied with the filing and waiting period requirements of the HSR Act; provided that the person or entity acquiring such Common Stock or voting securities shall be entitled to vote on all other matter submitted to a vote of the shareholders of the Corporation.
5.    The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased, but not below the number of shares thereof then outstanding, by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote irrespective of the provisions of Section 1077(B)(2) of the Act.
ARTICLE V
LIMITATION OF DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director, except for personal liability for: (a) acts or omissions by such director not in good faith or which involve intentional misconduct or a knowing violation of law; (b) the payment of dividends or the redemption or purchase of stock in violation of Section 1053 of the Act; (c) any breach of such director’s duty of loyalty to the Corporation or its shareholders; or (d) any transaction from which such director derived an improper personal benefit. If the Act is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Act. Any repeal or modification of this Article V by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VI
BOARD OF DIRECTORS

1.    Management by Board of Directors. The business and affairs of the Corporation shall be under the direction of the Board of Directors.
2.    Number of Directors. Subject to the addition of any directors elected by a class of Preferred Stock as provided in Section 3 of this Article VI, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution adopted by a vote of a majority of the entire Board of Directors, or at an annual or special meeting of shareholders by the affirmative vote of at least a majority of the outstanding stock entitled to vote. No reduction in number shall have the effect of removing any director prior to the expiration of his term.
3.    Election of Directors by Shareholders; Vacancies. All directors of the Corporation shall be elected annually. Each director shall hold office for a term ending at the next succeeding annual meeting until his or her successor shall be duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Newly created directorships resulting from an increase in the authorized number of directors, or any other vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the shareholders in accordance with this Certificate of Incorporation, any Certificate of Designation, the Bylaws of the Corporation (the “Bylaws”) and the Act. Any director elected or appointed to fill a vacancy shall hold office for a term to expire at the next annual meeting of shareholders following such director’s election or appointment. No reduction of the number of directorships shall remove or shorten the term of any director in office. No election of directors need be by written ballot. Cumulative voting for the election of directors is not permitted.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Designation attributable to such Preferred Stock or the resolution or resolutions adopted by the Board of Directors pursuant to Section 2 of this Article VI applicable thereto. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.
Unless otherwise required by law, special meetings of the shareholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or the President or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, or by the Secretary at the written request or requests of the holders of record of at least 35% of the voting power of the Corporation’s then outstanding capital stock entitled to vote at the time of such written request pursuant to the procedures set forth in the Bylaws. At a special meeting of the shareholders, no business shall be transacted and no corporate action shall be taken other than as stated in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors. If requested by a requisite percentage of the holders of the Corporation’s capital stock to be included at a special meeting of the shareholders, the business to be transacted at such meeting will include the nomination and election of directors, subject to the procedures set forth in the Bylaws.
4.    Qualifications. A Director need not be a shareholder of the Corporation or a resident of the State of Oklahoma.
ARTICLE VII
INDEMNIFICATION

1.    General. The Corporation shall indemnify, to the fullest extent permitted by the laws of the State of Oklahoma from time to time in effect, each director and officer of the Corporation, and may indemnify each employee and agent of the Corporation, and all other persons whom the Corporation is authorized to indemnify under the provisions of the Act and in accordance with the Bylaws. The right to indemnification conferred in this Article VII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the laws of the State of Oklahoma from time to time in effect. The right to indemnification conferred by this Article VII shall be a contract right. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the Act.
2.    Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the Act.
3.    Nonexclusivity of Rights. The rights and authority conferred in this Article VII shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
4.    Preservation of Rights. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the Act, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ARTICLE VIII
FORUM SELECTION

1.    Exclusive Forum.

(a)    Unless the Corporation consents in writing to the selection of an alternative forum, the state courts located within the State of Oklahoma (or, if no such state court has jurisdiction, the United States District Court for the Western District of Oklahoma) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders; (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the Act or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); or (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
(b)    To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII.
ARTICLE IX
AMENDMENT TO CERTIFICATE OF INCORPORATION

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or the Bylaws, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law; and all rights and powers of any kind conferred upon a director or shareholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation; provided, however, the affirmative vote of the holders of at least sixty percent (60%) of the voting power of all outstanding stock entitled to vote, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with this Article IX, Article V, Article VI, Article VII, Article VIII, Article X or Article XI of this Certificate of Incorporation; provided further, that any amendment that would materially and adversely affect the rights hereunder of any holder of Common Stock in a facially disproportionate manner (relative to other holders of Common Stock) will require the consent of such holder.
ARTICLE X
BYLAWS; CONTROL SHARES ACT; BUSINESS COMBINATIONS;
NO WRITTEN CONSENT; MISCELLANEOUS

1.    Bylaws. The Bylaws may be adopted, repealed, altered, amended or rescinded by either (a) the Board of Directors or (b) the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote thereon (a “Shareholder Adopted Bylaw”); provided, however that Section 5.8, Section 5.9 and Article VII of the Bylaws of may not be amended by the Board or by a Shareholder Adopted Bylaw without the approval of sixty percent (60%) of the voting power of the Corporation’s then outstanding capital stock entitled to vote at an election of directors. In addition, any Shareholder Adopted Bylaw that is approved by sixty percent (60%) or more of the voting power of the Corporation’s then outstanding capital stock entitled to vote at an election of directors (a “Supermajority Bylaw”) may only be amended, altered or repealed by the affirmative vote of holders of at least sixty percent (60%) of the voting power of the Corporation’s then outstanding capital stock entitled to vote at an election of directors, and the Board may not adopt any new Bylaw, or amend, alter or repeal any existing Bylaw, if such adoption, amendment, alteration or repeal would be directly contrary to a Supermajority Bylaw.
2.    Control Shares Act. The Corporation elects not to be governed by the Oklahoma Control Shares Act as codified at Sections 1145 through 1155 of the Act. This election shall be effective on the date of filing this Certificate of Incorporation.
3.    Business Combinations. The Corporation elects not to be governed by Section 1090.3 of the Act. This election shall be effective on the date of filing this Certificate of Incorporation.
4.    No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article IV hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of shareholders at an annual or special meeting duly noticed and called in accordance with the Act, this Certificate of Incorporation and the Bylaws and may not be taken by written consent of shareholders without a meeting.
5.    Existence. The Corporation shall have perpetual existence.
6.    Corporate Books. The shareholders and the Board of Directors shall have the power to keep the books, documents and papers of the Corporation outside of the State of Oklahoma, except as otherwise required by the laws of the State of Oklahoma. The Board of Directors from time to time shall determine whether and to what extent and at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders, and no shareholders shall have any right to inspect any account, book or documents of the Corporation except as conferred by statute or as authorized by resolution of the Board of Directors.
ARTICLE XI
CORPORATE OPPORTUNITIES

In anticipation that the Corporation and certain of its non-employee directors (the “Non-Employee Directors”) may engage in, and are permitted to have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in the same or similar activities or lines of business, and in recognition of (a) the benefits to be derived by the Corporation through the continued service of such Non-Employee Directors and (b) the difficulties attendant to any Non-Employee Director, who desires and endeavors fully to satisfy such Non-Employee Director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article XI are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such Non-Employee Directors, and the powers, rights, duties and liabilities of the Corporation and its Non-Employee Directors, other directors and officers, and shareholders in connection therewith.
The Corporation’s Non-Employee Directors shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or its affiliates or otherwise competing with the Corporation or its affiliates, and, to the fullest extent permitted by applicable law, Non-Employee Directors of the Corporation shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of any such activities. The Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for a Non-Employee Director to the fullest extent permitted by applicable law. If a Non-Employee Director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, such Non-Employee Director shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to the Corporation. Notwithstanding the foregoing, (a) the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered solely to such Non-Employee Director in his or her capacity as a director of the Corporation, and this Article XI shall not apply to any such corporate opportunity; and (b) a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity (i) that the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) that from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) in which the Corporation has no interest or reasonable expectancy.
None of the alteration, amendment, change and repeal of any provision of this Article XI nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.
[signature page follows]

This Second Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors, and is executed by the Executive Vice President ‑ General Counsel and Corporate Secretary of the Corporation this 9th day of February, 2021.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

	By:	/s/ James R. Webb
James R. Webb, Executive Vice President - General Counsel & Corporate Secretary
ATTEST:

/s/ J. David Hershberger
J. David Hershberger, Assistant Corporate Secretary
[Signature Page to Second Amended and Restated Certificate of Incorporation]